                                                                       EXHIBIT 4

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                                 DIATIDE, INC.




                  --------------------------------------------

                         SECURITIES PURCHASE AGREEMENT

                  --------------------------------------------









                               September 23, 1997






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(Rev. 9/23/97)

                               Table of Contents

                                                                                                  Page
                                                                                                  ----
SECTION 1.         Certificate of Designations  . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.         Issuance and Sale of Preferred Shares and Warrants; Reservation of
                   Conversion Shares and Warrant Shares; Closing  . . . . . . . . . . . . . . . . . 1

     2.1.          Authorization of Issuance of Preferred Shares and Warrants   . . . . . . . . . . 1
     2.2.          Reservation of Conversion Shares and Warrant Shares  . . . . . . . . . . . . . . 1
     2.3.          Sale of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     2.4.          The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     2.5.          Fair Value of Preferred Shares and Warrants  . . . . . . . . . . . . . . . . . . 2

SECTION 3.         Representations and Warranties of the Corporation  . . . . . . . . . . . . . . . 2

     3.1.          Organization; Power and Authority; Qualifications  . . . . . . . . . . . . . . . 2
     3.2.          Authorization of the Documents; No Conflicts   . . . . . . . . . . . . . . . . . 3
     3.3.          Authorization of the Securities  . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.4.          No Consent or Approval Required  . . . . . . . . . . . . . . . . . . . . . . . . 4
     3.5.          Small Business Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     3.6           Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.7           Defaults   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.8.          Reports and Financial Information  . . . . . . . . . . . . . . . . . . . . . . . 6
     3.9.          Offering Exemption   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.10.         Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.11.         Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.12          No Preemption Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 4.         Representations and Warranties of the Investors  . . . . . . . . . . . . . . . . 7

     4.1.          Authorization of the Documents   . . . . . . . . . . . . . . . . . . . . . . . . 7
     4.2.          Investment Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 5.         Restriction on Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

SECTION 6.         Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

SECTION 7.         Exchanges; Lost, Stolen or Mutilated Certificates  . . . . . . . . . . . . . . . 9

SECTION 8.         Survival of Representations and Warranties   . . . . . . . . . . . . . . . . .  10

SECTION 9.         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 10.        Waivers; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 11.        Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 12.        Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 13.        Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 14.        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 15.        Counterparts; Facsimile Signatures   . . . . . . . . . . . . . . . . . . . . .  12

SECTION 16.        Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 17.        Nouns and Pronouns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 18.        Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 19         Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

     19.1          Listing on the Nasdaq Market   . . . . . . . . . . . . . . . . . . . . . . . .  13
     19.2          Compliance Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     19.3          Nomination to the Corporation's Board of Directors   . . . . . . . . . . . . .  13

                                  Attachments


EXHIBITS

Exhibit A                 -       Certificate of Designations
Exhibit B                 -       Warrant Agreement
Exhibit C                 -       Form of Registration Rights Agreement

SCHEDULES

Schedule I                -       Investors
Schedule 3.1              -       Organization; Power and Authority;
                                  Qualifications
Schedule 3.2              -       Authorization of the Documents; No Conflicts
Schedule 3.4              -       No Consent or Approval Required
Schedule 3.7              -       Defaults
Schedule 3.10             -       Brokers
Schedule 3.11             -       Registration Rights

                                 Definitions

         The following terms used in this Agreement are defined where indicated below.

Term                                                                                            Section
----                                                                                            -------
33 and 34 Act Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.8(b)
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.5(c)
By-laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Certificate of Designations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Charter Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.4
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.4
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.7
Conversion Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
Document(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.8
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.7
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2
Investor(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2
Listing Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5
Majority of the Investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10(b)
Management Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.6(a)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Nasdaq Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4
Nomination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19.3
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2
Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
SBIA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.5(a)
SBIC Investor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19.2(a)
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.8(a)
Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4
Series A Convertible Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5(a)
Warrant Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Warrant Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1

         SECURITIES PURCHASE AGREEMENT dated September 23, 1997, among DIATIDE, INC., a Delaware corporation (the "Corporation"), and each of the investors identified on Schedule I (each, an "Investor" and, collectively, the "Investors").

         The Corporation develops and manufactures radiopharmaceuticals for the diagnosis and treatment of diseases. The parties hereto desire to provide for the Corporation's sale of certain convertible preferred stock and warrants to the Investors, in accordance with the provisions set forth herein.

         ACCORDINGLY, in consideration of the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

         SECTION 1. CERTIFICATE OF DESIGNATIONS. Prior to the Closing, the Corporation shall file with the Secretary of State of the State of Delaware a Certificate of Designations (the "Certificate of Designations"), a copy of which is attached hereto as Exhibit A. The Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Designations, is referred to herein as the "Certificate of Incorporation." The Certificate of Designations (i) designates 1,300,000 shares of convertible preferred stock, $.01 par value, of the Corporation as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") and (ii) sets forth the rights, restrictions, privileges and preferences of the Series A Convertible Preferred Stock.

         SECTION 2. AUTHORIZATION OF ISSUANCE AND SALE OF PREFERRED SHARES AND WARRANTS; RESERVATION OF CONVERSION SHARES AND WARRANT SHARES; CLOSING.

         2.1. AUTHORIZATION OF ISSUANCE OF PREFERRED SHARES AND WARRANTS. Subject to the terms and conditions hereof, the Corporation has authorized the issuance at the Closing of an aggregate of (a) 1,210,256 shares (the "Preferred Shares") of Series A Convertible Preferred Stock, together with the 1,210,256 shares of Common Stock of the Corporation, $.001 par value (the "Common Stock"), issuable upon conversion of the Preferred Shares, as adjusted (the "Conversion Shares"), and (b) warrants (the "Warrants") to be dated the Closing Date substantially in the form attached hereto as Exhibit B to purchase up to an aggregate of 181,538 shares, as adjusted (the "Warrant Shares"), of Common Stock. For purposes of this Agreement, the term "Securities" shall mean the Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares.

         2.2. RESERVATION OF CONVERSION SHARES AND WARRANT SHARES. Subject to the terms and conditions hereof, the Corporation shall reserve (i) 1,210,256 Conversion Shares and (ii) 181,538 Warrant Shares.

         2.3. SALE OF SECURITIES. (a) At the Closing, the Corporation shall sell to each Investor, and each Investor shall severally purchase from the Corporation, upon the terms and subject to the conditions hereinafter set forth, the Securities set forth opposite such Investor's name on Schedule I, for the aggregate purchase price set forth opposite such Investor's name.

                   (b) At the Closing, the Corporation shall deliver to each Investor (i) a certificate, registered in such Investor's name, representing the Preferred Shares purchased by such Investor at the Closing and (ii) a Warrant certificate, registered in such Investor's name, representing the Warrants purchased by such Investor at the Closing, against receipt by the Corporation of a wire transfer of immediately available funds to an account designated by the Corporation in an amount equal to the purchase price for the Preferred Shares and Warrants being purchased by such Investor at the Closing.

         2.4. THE CLOSING. The closing (the "Closing") hereunder with respect to the issuance and sale of the Securities shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on September 23, 1997, or such other date as shall be agreed to by the Corporation and the Investors (the date upon which the Closing occurs being referred to as the "Closing Date")

         2.5. FAIR VALUE OF PREFERRED SHARES AND WARRANTS. The Corporation and the Investors have, in good faith, established that the fair market value of the Preferred Shares and the Warrants is $9.63 per share and $0.12 (per Warrant to purchase one share of Common Stock), respectively, for purposes of establishing the cost basis of the Warrants to the Investors and the related Federal income tax consequences to the Corporation and the Investors arising from this Agreement. The Corporation and the Investors shall prepare and file their respective Federal income tax returns in a manner which is consistent with the foregoing allocation of fair market values to the Preferred Shares and the Warrants pursuant to this Agreement.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation hereby represents and warrants to the Investors as of the date hereof as follows:

         3.1. ORGANIZATION; POWER AND AUTHORITY; QUALIFICATIONS. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Corporation is qualified and in good standing to transact business as a foreign corporation in those jurisdictions listed on Schedule 3.1, which jurisdictions constitute all the jurisdictions in which the character of the property owned or leased by the Corporation or the nature of the activities conducted by the Corporation makes such qualification necessary, except where the failure to be so qualified and in good standing is not reasonably expected to have a material adverse effect on the business, properties, assets, liabilities, operations or financial condition of the Corporation (a "Material Adverse Effect"). True and complete copies of the Certificate of

Incorporation and the By-laws (the "By-laws") of the Corporation, as amended to and as in effect on the date hereof, have been filed by the Company with the Securities and Exchange Commission ("SEC").

         3.2. AUTHORIZATION OF THE DOCUMENTS; NO CONFLICTS. The Corporation has all requisite power to execute, deliver and perform this Agreement, the Certificate of Designations, the Warrants and the Registration Rights Agreement and the transactions contemplated thereby. Such documents, together with this Agreement, are collectively referred to herein as the "Documents" and each, individually, a "Document." The execution, delivery and performance by the Corporation of the Documents have been duly authorized by all requisite corporate action by the Corporation and each Document constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as rights to indemnification may be limited by federal or state securities laws and except for the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally. The execution, delivery and performance of the Documents, the consummation of the transactions contemplated by the Documents and compliance with the provisions of the Documents by the Corporation, and the issuance, sale and delivery of the Securities, after completion of any filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will not, except in circumstances that will not have a Material Adverse Effect, (a) violate any provision of any law, statute, ordinance, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any Governmental Entity (collectively, "Laws") applicable to the Corporation or any of its properties or assets, (b) except as set forth on Schedule 3.2, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under the Charter Documents of the Corporation or any Contract (as defined in Section 3.6 below) or (c) result in the creation of any mortgages, judgments, claims, liens, security interests, pledges, escrows, charges, restrictions or other encumbrances of any kind or character whatsoever upon any of the properties or assets of the Corporation. As used herein, the "Charter Documents" of any Person shall mean the certificate of incorporation and by-laws of such Person, as amended, and "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, any other entity or a government or any department or agency thereof.

         3.3. AUTHORIZATION OF THE SECURITIES. The authorization, issuance, sale and delivery of the Securities and the reservation of the Conversion Shares and the Warrant Shares have been duly authorized by all requisite corporate action of the Corporation. Upon their issuance, the Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares, assuming payment of the conversion price for the Conversion Shares and the exercise price for the Warrant Shares as provided in the Warrants, will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Corporation.

         3.4.      NO CONSENT OR APPROVAL REQUIRED.  Except as set forth on
Schedule 3.4, and except for applicable filings with The Nasdaq Stock Market, Inc. (the "Nasdaq Market"), under the HSR Act, under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no consent of any Person and no consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required for the valid authorization, execution and delivery by the Corporation of any Document or for the consummation of the transactions contemplated by the Documents or for the valid authorization, issuance and delivery of the Preferred Shares and the Warrants or for the valid authorization, reservation, issuance and delivery of the Conversion Shares and the Warrant Shares, other than those consents, approvals, authorizations, declarations or filings which have been obtained or made as of the Closing Date.

         3.5. SMALL BUSINESS MATTERS. (a) The Corporation, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, Section 121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended ("SBIA"), and the regulations thereunder, including Title 13, Code of Federal Regulations,
Section 121.301(c). The information set forth in the Small Business Administration Forms 480, 652 and Part A of Form 1031 regarding the Corporation and its affiliates, when delivered to the Investors, will be accurate and complete. Copies of such forms shall be completed and executed by the Corporation and delivered to the Investors at the Closing of the sale of the Securities to the Investors.

                   (b) No portion of the proceeds of the sale of the Securities (i) will be used to provide capital to a corporation licensed under the SBIA, (ii) will be used to acquire farm land, (iii) will be used to fund production of a single item or defined limited number of items, generally over a defined production period, and such production will constitute the majority of the activities of the Corporation (examples include motion pictures and electric generating plants), or (iv) will be used for any purpose contrary to the public interest (including, but not limited to, activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of 13 C.F.R. Section 107.720.

                   (c) The Corporation's primary business activity does not involve directly or indirectly, financing others, the purchase or discounting of debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and the Corporation is not classified under Major Group 65 (Real Estate) of the SIC Manual. The assets of the business of the Corporation (the "Business") will not be reduced or consumed, generally without replacement, as the life of the Business progresses, and the nature of the Business does not require that a stream of cash payments be made to the Business's financing sources, on a basis associated with the continuing sale of assets (examples of such businesses would include real estate development projects and oil and gas wells)

                   (d) The proceeds from the sale of the Securities will not be used substantially for a foreign operation; and at Closing or within one year thereafter, no more than 49% of the employees or tangible assets of the Corporation will be located outside the United States. This subsection (d) does not prohibit such proceeds from being used to acquire foreign materials and equipment or foreign property rights for use or sale in the United States.

         3.6. CAPITALIZATION. The authorized capital stock of the Corporation immediately upon the consummation at the Closing of the transactions contemplated hereby shall consist of:

                   (a) 50,000,000 shares of Common Stock, of which (A) 10,517,183 shares shall have been duly authorized, validly issued and shall be outstanding, fully paid and nonassessable, (B) 1,210,256 shares shall have been duly reserved for issuance upon conversion of the Preferred Shares, (C) 181,538 shares shall have been duly reserved for issuance upon exercise of the Warrants, and (D) 2,510,025 shares shall have been duly reserved for issuance pursuant to options granted or to be granted under the Corporation's employee benefit plans or to employees or consultants outside such plans (the "Management Options"); and

                   (b) 10,591,874 shares of Preferred Stock, of which 1,300,000 shares shall have been duly designated as Series A Convertible Preferred Stock, all of which shares will be outstanding as of the Closing Date and shall have been fully paid and nonassessable upon consummation of the Closing.

         3.7. DEFAULTS. Except as set forth on Schedule 3.7, the Corporation is not in default under (a) its Charter Documents, (b) any indenture, mortgage, lease, purchase or sales order, or any other contract, agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties is bound or affected (collectively, "Contracts") or (c) any order or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality (a "Governmental Entity"), except in the case of the foregoing clauses (a), (b) or (c) where any such default is not reasonably expected to have a Material Adverse Effect. To the best knowledge of the Corporation, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, such a default under any of the foregoing except where such a default is not reasonably expected to have a Material Adverse Effect.

         3.8. REPORTS AND FINANCIAL INFORMATION. (a) The Corporation has filed in a timely manner all reports required to be filed by it with the SEC pursuant to the Exchange Act since June 18, 1996 (the date of the effectiveness of the Corporation's registration statement for its initial public offering of securities), including, without limitation, an Annual Report on Form 10-K for the year ended December 31, 1996 and Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997 (collectively, the "SEC Reports").

                   (b) None of the SEC Reports or any registration statement, definitive proxy statement and other documents filed by the Company with the SEC since June 18, 1996 (collectively, the "33 and 34 Act Reports"), as of their respective dates (as amended through the date hereof), (i) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) failed to comply in all material respects with the requirements of the Securities Act, the Exchange Act or the respective rules and regulations of the SEC thereunder.

                   (c) Except as set forth on SCHEDULE 3.8, the financial statements contained in the 33 and 34 Act Reports and the unaudited balance sheet of the Corporation as of June 30, 1997, and the related statements of operations and statements of cash flows for the period then ended (collectively, the "Financial Statements") (i) were in accordance with the books and records of the Corporation, (ii) presented fairly in all material respects the consolidated financial condition and results of operations of the Corporation as of the dates and for the periods indicated and (iii) were prepared in accordance with generally accepted accounting principles consistently applied (except as set forth in the notes thereto and subject, in the case of Financial Statements as at the end of or for the periods other than fiscal years, to normal year-end audit adjustments and the absence of footnotes).

                   (d) The Financial Statements complied, when filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

         3.9. OFFERING EXEMPTION. The offering, sale, and issuance of the Securities are, or will be, exempt from registration under the Securities Act and the rules and regulations promulgated thereunder; and the aforesaid offering, sale and issuance is also exempt from registration under applicable state securities and "blue sky" laws. The Corporation has made or will make all requisite filings and has taken or will take all action necessary to be taken to comply with such applicable state securities or "blue sky" laws.

         3.10. BROKERS. Except as set forth on Schedule 3.10, neither the Corporation nor any of the officers, directors, employees or stockholders of the Corporation has employed any broker or finder in connection with the transactions contemplated by this Agreement.

         3.11. REGISTRATION RIGHTS. Except as set forth on Schedule 3.11, pursuant to agreements which have been filed by the Corporation as exhibits with the SEC, or as set forth in the form of Registration Rights Agreement attached as Exhibit C, no person has any right to cause the Corporation to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including debt securities) of the Corporation.

         3.12. NO PREEMPTIVE RIGHTS. There exist no statutory preemptive, or other similar rights to purchase securities of the Corporation.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor severally represents and warrants to the Corporation as to itself, as follows:

         4.1. AUTHORIZATION OF THE DOCUMENTS. Such Investor has all requisite power to execute, deliver and perform the Documents to which it is a party and the transactions contemplated by such Documents, and the execution, delivery and performance by such Investor of the Documents to which it is a party have been duly authorized by all requisite action by such Investor and each such Document constitutes a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms.

         4.2. INVESTMENT REPRESENTATIONS. (a) Such Investor is acquiring the Securities to be purchased by such Investor hereunder and, in the event that such Investor should acquire any Conversion Shares or Warrant Shares which are not registered under the Securities Act, will be acquiring such Conversion Shares or Warrant Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

                   (b) Such Investor understands that (i) the Securities have not been registered under the Securities Act or applicable state securities laws, by reason of their issuance by the Corporation in a transaction exempt from the registration requirements of the Securities Act or applicable state securities laws and (ii) the Securities must be held by such Investor indefinitely unless a subsequent disposition thereof is registered under the Securities Act or applicable state securities laws or is exempt from registration.

                   (c) Each Investor further understands that, with respect to the Securities, the exemption from registration afforded by Rule 144 (the provisions of which are known to such Investor) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the only basis for sales and only in limited amounts.

                   (d) Such Investor will not transfer the Securities except in compliance with the Documents.

                   (e) Such Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

         SECTION 5. RESTRICTION ON TRANSFER. (a) Preferred Shares and Conversion Shares held by the Investors shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a "Transfer") except upon the conditions specified in this Section 5, which conditions are intended to insure compliance with the provisions of the Securities Act.

                   (b) Each certificate for Preferred Shares and Conversion Shares held by the Investors shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "The Securities represented by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. These Securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

                   (c) Each Investor shall, prior to any Transfer of any Preferred Shares or Conversion Shares, give written notice to the Corporation of such Investor's intention to effect such Transfer and to comply with the provisions of this Section 5. Each such notice shall describe the manner and circumstances of the proposed Transfer and, if requested by the Corporation, shall be accompanied by (i) the written opinion, addressed to the Corporation, of counsel for the holder of such Preferred Shares or Conversion Shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Corporation) such proposed Transfer does not involve any transaction requiring registration or qualification of such shares under the Securities Act and (ii) such certifications as may reasonably be requested by the Corporation evidencing the facts establishing the exemption from the registration requirements of the Securities Act being sought. No opinion of counsel shall be necessary for (i) a Transfer by an Investor which is a partnership to a partner of such Investor, or a retired partner of such holder who retires after the date hereof, or the estate of any such partner or retired partner, if in each case the transferee agrees in writing to be subject to the terms of this Section 5 to the same extent as if such transferee were originally a signatory to this Agreement, and (ii) a Transfer pursuant to Rule 144 or 144A.

                   (d) The restrictions imposed by this Section 5 upon the transferability of any Preferred Shares or Conversion Shares held by the Investors shall cease and terminate when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or (ii) the holder of such Preferred Shares or Conversion Shares has met the requirements for Transfer of such Preferred Shares or Conversion Shares pursuant to Rule 144. Whenever the restrictions imposed by this Section 5 shall terminate, as herein provided, each Investor holding Preferred Shares or Conversion Shares as to which such restrictions have terminated shall be entitled to receive from the Corporation, without expense, a new certificate not bearing the restrictive legend set forth in Section 5(b).

         SECTION 6. EXPENSES. (a) The Corporation will pay the fees and expenses of (i) O'Sullivan Graev & Karabell, LLP up to a limit of $50,000 for its services in connection with the purchase of the Securities, including preparation and negotiation of the Documents and due diligence investigation of the Corporation in connection therewith, (ii) Advanced Bioresearch Associates in the amount of up to $30,000 and (iii) Venture One Corporation in the amount of up to $10,000, which fees and expenses relating to the transactions contemplated by this Agreement shall be paid by the Corporation at the Closing.

                   (b) The Corporation shall save the Investors harmless from any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of the Documents or any modification, amendment or alteration of the terms or provisions of the Documents, and it shall similarly pay and hold the Investors harmless from all issue taxes in respect of the issuance of the Conversion Shares or the Warrant Shares to the Investors; provided, however, that the Corporation shall have no liability hereunder for the payment of any such taxes on and after and other than in connection with the initial issuance of the Preferred Shares, the Conversion Shares and the Warrant Shares.

                   (c) The Corporation shall reimburse the initial Investors for any filing fees paid by such Investors in connection with any filing under the HSR Act pursuant to the terms of the Warrants which filing may be necessary upon the exercise of the Warrants.

         SECTION 7. EXCHANGES; LOST, STOLEN OR MUTILATED CERTIFICATES. Upon surrender by any Investor to the Corporation of any certificate or instrument representing Securities, the Corporation at its expense shall issue in exchange therefor, and deliver to such Investor, a new certificate or instrument representing such Securities, in such denominations as may be requested in writing by such Investor. Every certificate or instrument representing Securities surrendered for registration shall be duly endorsed. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any Securities purchased or acquired by an Investor, upon delivery of any indemnity agreement and a bond reasonably satisfactory to the Corporation, or in case of any such mutilation, upon surrender and cancellation of such certificate or instrument, the Corporation at its expense will issue and deliver to such Investor a new certificate or instrument for such Securities of like tenor and in the same amount and name, in lieu of such lost, stolen or mutilated certificate.

         SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Corporation contained in this Agreement shall survive until the first anniversary of the Closing except for the representations and warranties set forth in (i) the first sentence of Section 3.1, (ii) the first and second sentence of Section 3.2 and (iii) Section 3.3, which shall survive without limitation.

         SECTION 9. GOVERNING LAW. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         SECTION 10. WAIVERS; AMENDMENTS. (a) No failure or delay of any Investor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Investors hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of any Document or consent to any departure by the Corporation therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Corporation in any case shall entitle the Corporation to any other or further notice or demand in similar or other circumstances.

                   (b) Neither this Agreement nor any provision hereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by a "Majority of the Investors" and the Corporation and each Investor at that time and thereafter shall be bound by any such waiver, amendment or modification complying with the provisions of this Section 10.
The Corporation shall promptly send copies of each consent, waiver, amendment or other modification (and any request for any thereof received by the Corporation) relating to this Agreement to each Investor. For purposes of this Agreement a "Majority of the Investors" shall mean Investors that shall hold from time to time a majority of the Preferred Shares of the Corporation then outstanding.

         SECTION 11. REMEDIES. In case any one or more of the warranties and/or agreements set forth in this Agreement shall have been breached by the Corporation, the Investors (or any Investor) may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such warranties or agreement contained in this Agreement.

         SECTION 12. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Corporation and the Investors and their respective successors, assigns, heirs and personal representatives. Any Investor may assign all or a portion of its rights hereunder to any Person who shall purchase no less than Preferred Shares and Warrants together representing the right to convert into or be exercisable for 300,000 shares of Common Stock (such number being subject to adjustment for any stock dividend, stock split, subdivision, combination or other recapitalization of the Common Stock of the Company); provided, however, that such transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor hereunder, a copy of which shall be delivered to the Corporation, whereupon such transferee shall have the benefits of and shall be subject to the restrictions contained in this Agreement as if such transferee was originally included in the definition of an Investor and had originally been a party hereto.

         SECTION 13. ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto (including the proposal letter between the Corporation and one of the Investors dated August 15, 1997, as amended).

         SECTION 14. NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

         (i)       if to the Corporation, to:

                   Diatide, Inc.
                   Nine Delta Drive
                   Londonderry, NH  03053
                   Telecopy:  (714)  668-5024
                   Attention:  Daniel F. Harrington
                   with a copy to:

                   Hale and Dorr LLP
                   60 State Street
                   Boston, MA  02109
                   Telecopy:  (617) 526-6000
                   Attention:  Jeffrey N. Carp, Esq.

         (ii) if to the Investors, to their respective addresses set forth on Schedule I hereto, with a copy to:

                   O'Sullivan Graev & Karabell, LLP
                   30 Rockefeller Plaza
                   New York, New York  10112
                   Telecopy:  (212) 408-2420
                   Attention:  John J. Suydam, Esq.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery if such date is a business day or, if not a business day, the first business day thereafter, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

         SECTION 15. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing if the originally executed counterpart is delivered within a reasonable period thereafter.

         SECTION 16. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         SECTION 17. NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

         SECTION 18. PUBLIC DISCLOSURE. Except as may be required to comply with applicable law, no party to this Agreement shall make or cause to be made any press release or similar public announcement or communication concerning the execution or performance of this Agreement unless specifically approved in advance by the

Corporation and a Majority of the Investors. Any public announcement required by applicable law shall only be made after reasonable notice to the Corporation and the Investors (which notice shall include a copy of the proposed announcement).

         SECTION 19.  ADDITIONAL AGREEMENTS.

         19.1. LISTING ON THE NASDAQ MARKET. Within 90 days of the Closing Date, the Corporation agrees to use its reasonable best efforts to file a listing application (the "Listing Application") with the Nasdaq Market to effect the listing of all of the Conversion Shares and all of the Warrant Shares. The Corporation shall pay all expenses and fees in connection with the Listing Application.

         19.2. COMPLIANCE COOPERATION. (a) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Corporation shall provide to each Investor which is a small business investment company licensed under the SBIA (an "SBIC Investor"), a written assessment, in form and substance reasonably satisfactory to such SBIC Investor, of the economic impact of the SBIC's Investors's financing hereunder, specifying the full-time equivalent jobs created or retained, the impact of the financing on the consolidated revenues and profits of the Business and on taxes paid by the Business and its employees.

                   (b) At reasonable frequency, upon the request of an SBIC Investor or any Affiliate of an SBIC Investor, the Corporation will (i) provide to such Person such financial statements and other information as such Person may from time to time reasonably request for the purpose of assessing the Corporation's financial condition and (ii) furnish to such Person all information reasonably requested by it in order for it to prepare and file SBA Form 468 and any other information reasonably requested or required by any governmental agency asserting jurisdiction over such Person.

                   (c) For a period of one year following the date hereof, the Corporation will not change its business activity if such change would render the Corporation ineligible to receive financial assistance from an SBIC Investor under the SBIA and the regulations thereunder.

                   (d) The Corporation will at all times comply with the non-discrimination requirements of 13 C.F.R., Parts 112, 113 and 117.

         19.3. NOMINATION TO THE CORPORATION'S BOARD OF DIRECTORS . For so long as at least 300,000 Preferred Shares remain outstanding, the Corporation agrees that, if requested to do so by Investors holding a majority of the Preferred Shares then outstanding at least 60 days prior to the mailing of its proxy materials to stockholders (the "Nomination Date"), it will nominate Dr. Damion Wicker to the Board of Directors in connection with its next upcoming annual meeting of stockholders to which such proxy materials relate, provided, however, that the Corporation shall not be required to nominate any other candidate in lieu of Dr. Damion Wicker for any reason. The Company shall notify the Investors at least 10 days prior to the Nomination Date; provided, however, that the failure to so notify the Investors shall not result in any liability to the Corporation.

         IN WITNESS WHEREOF, each of the undersigned has caused this Securities Purchase Agreement to be executed as of the date first written above.


                                  DIATIDE, INC.


                                  By:
                                     ----------------------------------
                                        Name:
                                        Title:


                                  CHASE VENTURE CAPITAL ASSOCIATES, L.P.
                                  BY:     CHASE CAPITAL PARTNERS,
                                          ITS GENERAL PARTNER


                                  By:
                                     ----------------------------------
                                        Name:
                                        Title:

                                  MEDSOURCE S.A.


                                  By:
                                     ----------------------------------
                                        Name:
                                        Title:


                                  NEOMED FUND LIMITED


                                  By:
                                     ----------------------------------
                                        Name:
                                        Title:

                                   SCHEDULE I
                        TO SECURITIES PURCHASE AGREEMENT


                                                 No. of                           Aggregate
                                              Preferred            No. of          Purchase
           Investors                             Shares           Warrants            Price
           ---------                             ------           --------            -----
 Chase Venture Capital Associates, L.P.         871,795            130,769       $8,500,000
 380 Madison Avenue, 12th Floor
 New York, New York  10017
 Attention:  Damion Wicker, M.D.

 Medsource S.A.                                 307,692             46,154        3,000,000
 c/o BB Medtech AG
 Vodergasse 3
 CH-8200 Schaffhausen
 Switzerland

 Neomed Fund Limited                             30,769              4,615          300,000
 c/o Bank of Bermuda Limited
 Bank of Bermuda Building
 P.O. Box HM 1020
 Hamilton, Bermuda HMDX
 Attention: Mr. Colin Mawer

                     Totals                   1,210,256            181,538      $11,800,000
                                              =========            =======      ===========

SCHEDULE 3.1:  ORGANIZATION; POWER; AND AUTHORITY; QUALIFICATIONS -- None

SCHEDULE 3.2:  AUTHORIZATION OF THE DOCUMENTS; NO CONFLICTS -- None

SCHEDULE 3.4:  NO CONSENT OR APPROVAL REQUIRED -- None

SCHEDULE 3.7:  DEFAULTS -- None

SCHEDULE 3.10:  BROKERS -- None

SCHEDULE 3.11:  REGISTRATION RIGHTS -- None